UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020 (December 22, 2020)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 417-9800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On December 22, 2020, 1847 Wolo Inc. (“1847 Wolo”), a subsidiary of 1847 Holdings LLC (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) among 1847 Wolo, the Company, Wolo Manufacturing Corp., a New York corporation and Wolo Industrial Horn & Signal, Inc., a New York corporation (together, “Wolo”), and the sellers named therein (together, the “Sellers”), pursuant to which 1847 Wolo agreed to acquire all of the issued and outstanding capital stock of Wolo (the “Shares”) for an aggregate cash purchase price of $7,300,000, subject to adjustment as described below. Headquartered in Deer Park, NY and founded in 1965, Wolo designs and manufactures horn and safety products (electric, air, truck, marine, motorcycle and industrial equipment), and offers vehicle emergency and safety warning lights for cars, trucks, industrial equipment and emergency vehicles.

The purchase price is subject to a post-closing working capital adjustment provision.  Under this provision, the Sellers shall deliver to 1847 Wolo at the closing of the acquisition an unaudited balance sheet of Wolo as of that date (the Preliminary Balance Sheet”). On or before the 75th day following the closing of the acquisition 1847 Wolo shall deliver to the Sellers an audited balance sheet as of the closing date (the “Final Balance Sheet”). If the net working capital reflected on the Final Balance Sheet (the “Final Working Capital”) exceeds the net working capital reflected on the Preliminary Balance Sheet (the “Preliminary Working Capital”), 1847 Wolo shall, within seven days, pay to the Sellers an amount of cash that is equal to such excess. If the Preliminary Working Capital exceeds the Final Working Capital, the Sellers shall, within seven days, pay to 1847 Wolo an amount in cash equal to such excess.

In addition to the post-closing working capital adjustment described above, there is a target working capital adjustment. “Net Working Capital Target” is defined in the Purchase Agreement as $4,250,000. At the closing, if Preliminary Working Capital exceeds the Net Working Capital Target, then the purchase price will be increased at the closing by the amount of such difference. Similarly, if the Net Working Capital Target exceeds the Preliminary Working Capital, then the purchase price will be reduced at the closing by the amount of such difference. The purchase price will also be reduced by the amount of outstanding indebtedness of Wolo existing as of the closing date and the deducted amount will be used to pay off any such indebtedness.

If the closing of the acquisition occurs after December 31, 2020, 1847 Wolo will indemnify and hold harmless Sellers for any amounts in respect of taxes payable by Sellers in connection with the acquisition that are in excess of the amounts of taxes that would have been payable by Sellers in connection with the acquisition if the closing had occurred on or prior to December 31, 2020.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Sellers will not compete with the business of Wolo for a period of three (3) years following closing.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Sellers with respect to breaches of certain non-fundamental representations and warranties, the Sellers will only become liable for indemnified losses if the amount exceeds an aggregate of $10,000, whereupon the Sellers will be liable for all losses that exceed the $100,000 threshold, provided that the liability of the Sellers for breaches of certain non-fundamental representations and warranties shall not exceed $1,825,000.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; and 1847 Wolo obtaining the requisite acquisition financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: December 29, 2020	/s/ Ellery W. Roberts
Name: Ellery W. Roberts
Title: Chief Executive Officer